UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

The following communication was sent or made available to shareholders of Jazz Pharmaceuticals plc commencing on July 15, 2021

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

Annual General Meeting of Shareholders

July 29, 2021

Supplemental Information Regarding Proposals 4, 5 and 6

Dear Shareholders:

We would like to underscore the importance of your independent analysis of the proposals presented for your consideration at our 2021 Annual General Meeting of Shareholders (“AGM”). The proposals are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read our proxy statement as well as the additional soliciting material we have filed with the SEC, including the presentation we filed on July 14, 2021.

Our board of directors recommends that you vote your shares “FOR” the election of each of the director nominees up for re-election at the AGM, and “FOR” each of the other proposals up for a shareholder vote at the AGM. We would like to draw your attention specifically to Proposal 4—Renew Directors’ Authority to Issue Shares, Proposal 5—Renew Directors’ Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders, and Proposal 6—Adjournment Proposal. We refer to Proposals 4 and 5 together as our share issuance proposals.

Glass Lewis & Co. has recommended that its clients vote “FOR” our share issuance proposals, in part because we are subject to the exact same governance and share issuance requirements as all U.S.-incorporated companies listed on Nasdaq and also because the authorities resulting from our share issuance proposals will benefit our shareholders by providing us with the flexibility to finance operations and future business opportunities.

Institutional Shareholder Services (“ISS”) has recommended voting against our share issuance and adjournment proposals on the basis that our share issuance proposals “exceed the recommended limits for UK- and Ireland-incorporated companies.” For the reasons set forth below, we strongly disagree with ISS’s voting recommendations.

While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the proxy advisory firms’ reports are utilized as research tools by many of our shareholders. In this regard, we believe it is imperative that such reports be supplemented with more complete information.

Why We are Submitting the Share Issuance and Adjournment Proposals

We are listed in the U.S. and incorporated in Ireland. As further described in our proxy statement, we are a public limited company incorporated in Ireland and our ordinary shares are listed exclusively on the Nasdaq Global Select Market. We are a U.S. domestic reporting company under SEC rules—we are not a foreign private issuer. Unlike most listed UK- and Ireland-incorporated public limited companies, we are not listed on a stock exchange in the UK or Ireland.

Irish law requires us to obtain shareholder approval of our share issuance authorities. As a matter of Irish law, directors of an Irish public limited company must have specific authority from shareholders to issue any of the company’s ordinary shares (other than pursuant to employee equity plans). In addition, when the directors of an Irish public limited company determine that it is in the best interests of the company to issue shares for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right) unless this statutory pre-emption right is dis-applied, or opted-out of, by approval of the company’s shareholders.

We are asking our shareholders to renew, for an additional five years, the same share issuance authorities that have been in place and that we have been operating under for almost a decade. Approval of the share issuance proposals extends—but does not in any way expand—our current share issuance authorities that have been in place for almost a decade and that were most recently approved by our public shareholders in 2016 with more than 80% support. We are not asking you to approve an increase to our authorized share capital.

While we are legally required to seek shareholder approval to renew our share issuance authorities because we are incorporated in Ireland, our share issuance proposals are fully consistent with capital markets practice and governance standards in the U.S. Companies that are incorporated and listed in the U.S. are not generally required to—and do not—seek shareholder approval to renew their authority to issue shares. Most companies that are incorporated and publicly-traded in the U.S.—many of the companies with which we compete—are not required to and generally do not grant all existing shareholders pre-emptive rights on new issuances of shares.

Because our ordinary shares are listed exclusively in the U.S., we follow the Nasdaq rules and listing standards that provide separate restrictions on share issuances for the protection of shareholders. To be clear, shareholder approval of the share issuance proposals would not mean that we would have no limits on future share issuances. To the contrary, we are considered to be a U.S. domestic reporting company under SEC rules and are subject to the same governance and share issuance requirements as all other U.S.-incorporated companies listed on Nasdaq. For example, Nasdaq rules generally require shareholder approval prior to our issuing shares in connection with acquisitions, other than in public offerings for cash, when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance. In addition, our shareholders will also continue to benefit from our directors’ duties under Irish law, including their principal fiduciary duties to act in good faith and in the best interests of our company, and the protections afforded to shareholders under the Irish Takeover Rules, which are designed to ensure that, in an offer context, there is equality of information between shareholders and bidders and that shareholders’ rights are protected.

Given the high vote threshold associated with Proposal 5, which requires the affirmative vote of 75% of the votes cast, we are proposing to have the ability to adjourn the AGM to solicit additional proxies if there are insufficient votes at the time of the AGM to approve Proposal 5. If you support Proposal 5, we believe that a vote for the adjournment proposal (Proposal 6) also warrants your support.

Why You Should Support Our Share Issuance and Adjournment Proposals

Renewal of our share issuance authorities is fundamental to the way we intend to advance our business, grow and diversify our revenues, and increase shareholder value. Our growth strategy depends in part on our ability to identify, acquire, in-license and/or develop additional products or product candidates with the goal of growing and diversifying our revenues. Our management and board of directors rely on having the flexibility that the renewal of our share issuance authorities would provide to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value. Many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics. If our share issuance proposals are not approved, we would be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities after August 4, 2021, even if we would not otherwise be required to obtain shareholder approval under Nasdaq rules. This could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions (particularly since many of the companies with which we compete strategically are listed and incorporated in the U.S. and are not subject to similar share issuance restrictions), and might make it difficult for us to complete such transactions, thus potentially limiting our ability to further our growth strategy by deploying capital to meet strategic goals that are in the best interests of our shareholders.

We need the ability to execute on our business and growth strategy without competitive disadvantage. Our current share issuance authorities have since 2012 kept us on an equal footing with our peer companies that are incorporated and listed in the U.S. with respect to our ability to use our equity in furtherance of our growth strategy. Approval of the share issuance proposals will both maintain the status quo since 2012 and continue to keep us on an equal footing with our U.S.-based peer companies in deploying capital and competing for, and completing, acquisitions and similar strategic transactions designed to advance our business and increase shareholder value. We are asking you to approve our share issuance proposals to allow us to continue to execute on our business and growth strategy in a timely and competitive manner.

During our nearly ten years as an Irish-incorporated company, our shareholders have entrusted us to be disciplined stewards of our current share issuance authorities. In turn, our actions during that time demonstrate our deliberately disciplined use of equity in furtherance of our growth strategy. We believe that we have been successful in executing on our long-term business plan and growth strategy, while also creating value for our shareholders. We have been engaged in targeted corporate development, applying a disciplined approach to allocating our resources between investments in our current commercial and development portfolio and acquisitions or in-licensing of new assets. Since 2012, we have completed company and asset acquisitions or in-licensing transactions valued at over $12 billion in the aggregate. Since that time, these corporate development transactions have ultimately resulted in the additions of neuroscience therapies Epidiolex® and Sunosi®, and oncology therapies Zepzelca™, Vyxeos®, Defitelio®, Erwinaze® and Rylaze™ to our commercial portfolio. Since 2015, we have executed on a total of nine product approvals and commercial launches, including three product launches in 2020 alone. In addition, in May 2021, we completed the acquisition of GW Pharmaceuticals for approximately $7.2 billion, further diversifying our commercial portfolio and innovative pipeline with therapies that are complementary to our legacy business, including by adding Epidiolex which exceeded $500 million in annual net sales in 2020. Notably, each of these corporate development transactions, other than our acquisition of GW Pharmaceuticals in which we issued only approximately 6.7% of our then-issued share capital, were funded with cash on hand and/or through debt financings, and we have otherwise been disciplined in our use of equity to provide funding for, or to complete, acquisitions or in-licensing of new assets. These transactions speak to both the vibrancy of our targeted corporate development efforts and our disciplined use of equity, as well as our commitment to deploy capital wisely to meet strategic goals that are in the best interests of our shareholders. We also believe that we have appropriately balanced investment in our growth with managing dilution through our share repurchase programs, under which we have repurchased approximately 12.5 million of our ordinary shares from 2013 through March 31, 2021, which amount is considerably more than the approximately 3.8 million of our ordinary shares that we issued to the former GW Pharmaceuticals shareholders at the closing of the acquisition.

While we have been deliberately disciplined in our use of equity in our completed transactions, if our share issuance proposals are not approved, we would potentially lose the flexibility to quickly take advantage of corporate development or other strategic opportunities that would require the issuance of equity or equity-linked securities. We believe that the loss of that flexibility would negatively impact our ability to execute on our business and growth strategy without competitive disadvantage.

Renewal of our share issuance authorities will enable us to again complete efficient, attractive equity-linked debt offerings. We completed three exchangeable senior note offerings, issued between 2014 and 2020, raising approximately $2 billion in unsecured debt at interest rates between 1.5% and 2.0%, and our current share issuance authorities were key to enabling us to timely and efficiently execute on these prior exchangeable senior note offerings. Given that a convert or exchange feature offered in potential future equity-linked debt offerings would be expected to help lower our interest rate on the notes issued in any such future offerings and attract potential investors, we believe that having the flexibility that our current share issuance authorities provide to again timely and efficiently execute on any such equity-linked debt offerings is in the best interests of shareholders, particularly in light of our stated growth strategy.

Our Views on ISS’s Position on Our Share Issuance Proposals

We disagree with ISS’s application of limits contained in guidance that pursuant to its own terms is not intended to apply to companies listed in the U.S. ISS stated in its report for our AGM that it is recommending against our proposals to renew our share issuance authorities because the proposed amounts and duration “exceed the recommended limits for UK- and Ireland-incorporated companies.” However, the “recommended limits” ISS references in its report are the Investment Association’s Share Capital Management Guidelines and the Pre-emption Group’s Guidelines, both of which state explicitly state that they are intended to apply only to UK-listed companies. Neither of these Guidelines purport to apply to companies solely because they are incorporated in the UK (or Ireland); rather, the relevant characteristic for the application of these Guidelines is the listing jurisdiction, and not the jurisdiction of incorporation.

The U.S. capital markets are the sole capital markets for our ordinary shares and our ordinary shares are listed solely on the Nasdaq Global Select Market. As such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards, the rules and regulations of the SEC and the Nasdaq rules and listing standards. We believe that applying the standards and market practices of a market where our ordinary shares are not listed, and where the institutional shareholder guidance creating such market practice never intended for it to be applied to companies whose listing is in the U.S., is inappropriate and is simply not in the best interests of Jazz Pharmaceuticals or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our ordinary shares—the Nasdaq Global Select Market—which provides its own separate restrictions on share issuances for the protection of shareholders.

In addition to relying on guidelines intended to be applied to UK-listed companies, ISS ignores the flexibility and analysis of qualitative factors built into those guidelines. Specifically, the Pre-emption Group’s Guidelines, which ISS applied to our Proposal 5, provide quantitative parameters for proposals to approve pre-emption opt-out authority, but also state that those quantitative parameters “are intended to ease the granting of general disapplications at or below those levels, not to rule out approvals above them.” The Pre-emption Group’s Guidelines go on to note that shareholders’ voting decisions to approve pre-emption opt-out authority should be influenced by a number of factors beyond quantitative measurements, including the strength of the business case, the size and stage of development of the company and the sector within which it operates, and the stewardship and governance of the company.

We are asking our shareholders to reject ISS’s approach because we do not believe that ISS’s recommended limits should apply to Jazz Pharmaceuticals, especially without any qualitative consideration of our specific strategy to create sustainable shareholder value, our deliberately disciplined use of equity in furtherance of that strategy, our size, stage of development and the life sciences and biopharmaceutical sectors, as well as the stewardship, including with respect to our current share issuance authorities that have been in place for almost a decade, and governance of Jazz Pharmaceuticals.

Although ISS insists on relying on the Pre-emption Group’s Guidelines with respect to our Proposal 5, its analysis under those Guidelines is limited to the following sentence without any qualitative consideration: “The proposed amounts and durations exceed the recommended limits for UK- and Ireland-incorporated companies.” We encourage our shareholders to instead consider our share issuance proposals in the context of our growth strategy that depends in part on our ability to identify, acquire, in-license, and/or develop additional products or product candidates with the goal of growing and diversifying our revenues and our nearly ten-year history of deliberate and disciplined use of equity in furtherance of our growth strategy, which we discuss in detail earlier in this filing, in our 2021 proxy statement and in the supplemental proxy materials we filed with the SEC on July 14, 2021. We believe that adhering to the limitations referenced in ISS’s report on our share issuance proposals, which again are derived from guidelines explicitly intended to be applied to UK-listed companies, would leave us disadvantaged as compared with our U.S.-incorporated and exchange-listed peers.

For the reasons set forth above, and in further detail in our 2021 proxy statement and the presentation we filed with the SEC on July 14, 2021, we request that our shareholders reject the recommendations contained in the ISS report and vote “FOR” our share issuance and adjournment proposals.

Sincerely,

/s/ Bruce Cozadd

Bruce C. Cozadd

Chairman and Chief Executive Officer